Exhibit 5.3

Virgin Media Secured Finance PLC 160 Great Portland Street LONDON W1W 5QA United Kingdom	Date 19 July 2011 Our ref: TS/VIR0009.00007/DJA Your ref: Direct tel: +44 (0) 131 222 9809 Direct fax: +44 (0) 131 222 9800 E-mail: TSpeirs@hbjgateley.com

Dear Sirs

We refer to an indenture dated 3 March 2011 between, amongst others, Virgin Media Secured Finance PLC a public limited company organized under the laws of England and Wales (the “Issuer”), Virgin Media Inc. a Delaware Corporation (as “Parent”), Virgin Media Finance plc a public limited company organized under the laws of England and Wales (as “VM Finance Co”), Virgin Media Investment Holdings Limited a limited company incorporated under the laws of England and Wales (as the “Company”), the certain subsidiaries of the Parent from time to time parties to the Indenture, The Bank of New York Mellon (as trustee and paying agent), One Canada Square, London, E14 5AL (the “Trustee”) and The Bank of New York Mellon (Luxembourg) SA (as “Luxembourg Paying Agent”) (the “Indenture”). It was noted that the Issuer had issued: (i) US $500,000,000 of 5.25% Senior Secured Notes due 2021 (the “Dollar Notes”) and (ii) £650,000,000 of 5.50% Senior Secured Notes due 2021 (the “Sterling Notes” and together with the Dollar Notes, the “Notes”), such Notes being guaranteed by a guarantee made by (amongst others) each of the Scottish Companies, as defined below, dated 3 March 2011 (the “Note Guarantee”) as confirmed in the Confirmation Deed dated 3 March 2011 (the “Confirmation Deed”). It was noted that each of NTL Glasgow, TCML and TCDPL were parties to the Deed of Confirmation and that NTL Glasgow, TCCL, TCDL, TCDPL, TCFL, TCGL and TLML were parties to the Indenture.

In this Opinion:-

(i)	Documents means, together, the Indenture, the Note Guarantee and the Deed of Confirmation and Document means any one of them as the case may be;

Exchange Tower 19 Canning Street Edinburgh EH3 8EH DX ED27 LP100 Edinburgh -2 t: +44 (0) 131 228 2400 f: +44 (0) 131 222 9800 www.hbjgateley.com

Gateley (Scotland) LLP is registered in Scotland as a limited liability partnership.

Registered number: SO300755 Registered Office: Exchange Tower, 19 Canning Street, Edinburgh, EH3 8EH.

A list of members is open to inspection at the registered office. Regulated by the Law Society of Scotland.

(ii)	Resolutions means the minutes of the meetings of the Board of Directors of each of the Scottish Companies held on 10 February 2011 and written resolutions of the members of each of the Scottish Companies passed on 10 February 2011 relating to, amongst other things, the entry into of the Documents; and

(iii)	Scottish Companies means, together, Telewest Communications (Cumbernauld) Limited (registered number SC121614) (“TCCL”), Telewest Communications (Dumbarton) Limited (registered number SC121700) (“TCDL”), Telewest Communications (Falkirk) Limited (registered number SC122481) (“TCFL”), Telewest Communications (Glenrothes) Limited (registered number SC119523) (“TCGL”); Telewest Communications (Motherwell) Limited (registered number SC121617) (“TCML”); Telewest Communications (Dundee & Perth) Limited (registered number SC096816) (“TCDPL”); NTL Glasgow (registered number SC075177) (“NTL Glasgow”) each being a “Scottish Company”.

Headings are for convenience of reference only.

1.	We have examined the following documents:-

(a)	a scanned executed copy of the Indenture dated 3 March 2011;

(b)	a scanned executed copy of the Note Guarantee dated 3 March 2011;

(c)	a scanned executed copy of the Deed of Confirmation dated 3 March 2011;

(d)	a scanned copy of:-

(i)	the directors resolutions of each of TCCL, TCDL, TCFL, TCGL, TCML, TCDPL and NTL Glasgow passed on 10 February 2011 relating to, amongst other things, entry into of the Documents; and

(ii)	written resolutions of the members of each Scottish Company in respect of entry into the Documents to which it is a party held on 10 February 2011;

(e)	copies of the Memorandum and Articles of Association of each Scottish Company downloaded from Companies House on 19 July 2011 (having examined each of the Scottish Company’s file at the Register of Companies on 19 July 2011, no further documents have been filed since 19 July 2011 altering the Memorandum and Articles of Association of each Scottish Company) (the “Constitutive Documents”);

(f)	a search of each Scottish Company’s electronic file at Companies House which we carried out on 19 July 2011 through Companies House Direct on-line services; and

(g)	a clear Certificate of Search against each Scottish Company in the Register of Inhibitions and Adjudications dated 19 July 2011.

In giving this Opinion, we have relied on the copy documents referred to above in respect of the accuracy of the factual matters stated therein, which we have not independently established.

2.	In giving this Opinion we have assumed that:-

(a)	all signatures are genuine and all documents submitted to us as originals are authentic and complete;

(b)	all documents submitted to us as copies conform to the original documents and those original documents are authentic and complete;

(c)	all draft documents, where applicable, are or will be executed on or before the date hereof by all parties thereto, in the form submitted to and examined by us as referred to above;

(d)	the fully executed Documents in the form submitted to and examined by us as referred to above correspond to and are extracted from the final draft of the Documents examined by us;

(e)	all parties to the Documents other than the Scottish Companies have the requisite capacity, power and authority to enter into the Documents and perform their rights and obligations thereunder;

(f)

the certificates and other documents dated, adopted or obtained earlier than the date of this Opinion and referred to in paragraph 1 remain accurate as at the date of this Opinion, that no additional matters would have been disclosed by company searches at Companies House or searches in the Register of Inhibitions and Adjudications conducted since the dates upon which such searches were made, and that Companies House Direct on-line records in respect of the Scottish Companies are up to date and accurate in all relevant respects and in particular (without prejudice to that generality) none of the Scottish Companies nor any of their directors have passed a resolution for voluntary winding up or the appointment of an administrator nor has any petition been presented or order made for their winding up or the appointment of an administrator nor has notice of intention to appoint or of the appointment of an administrator been given by any person (including the Scottish Companies or any of their directors), nor has any administrator, receiver, receiver and/or manager, administrative receiver or like official been appointed to them or any of their property or undertaking;

(g)	the resolutions contained in the minutes of the meetings of the Board of Directors of each Scottish Company stated to have been passed at the meetings referred to in paragraph 1(c)(i) were properly made and the directors resolved to approve the resolutions therein recorded and such resolutions remain in full force and effect and have not been amended and/or rescinded;

(h)	that the written resolutions of the members referred to at paragraph 1(c)(ii) (as relevant) were duly and properly passed, are in full force and effect and have not been amended and/or rescinded;

(i)	the Documents have been duly executed by the Scottish Companies in accordance with the law governing the formal validity thereof (except insofar as such law is Scots law);

(j)	the Documents constitute valid and legally binding obligations of the parties thereto (enforceable in accordance with its terms) under the law governing the Documents;

(k)	each Scottish Company entered into the Documents in good faith, for its legitimate business purpose and for adequate consideration and believing on reasonable grounds that each was for its own commercial benefit and in its best interests;

(l)	the Documents do not concern or relate to any transaction which is “extortionate” within the meaning of Section 244 of the Insolvency Act 1986;

(m)	each Scottish Company was not “unable to pay it debts as the fell due” as such term is defined in Section 123 of the Insolvency Act 1986 at the time of entering into the Documents and no winding up will commence, administration order be made or insolvency otherwise arise within two years thereafter;

(n)

for the purposes of any matter relating to the insolvency or similar proceedings in respect of any Scottish Company, that the principal place of business and (for the purposes of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Insolvency Regulation”)) the centre of main interests of the Scottish Companies are located at the place of their registered offices in Scotland and that the Scottish Companies have no establishment (as such term is defined in the EU Insolvency Regulation) outside Scotland; and

(o)	no laws other than the law of Scotland affects any of the conclusions stated below.

We have not investigated, and do not express any opinion as to, any law other than Scots law. Our Opinion is given only in respect of the present law of Scotland (and we undertake no responsibility to notify any addressee of this opinion of any change in Scots law after the date of this Opinion) and only (except as expressly stated otherwise herein) in relation to the Scottish Companies, and is limited to facts and circumstances known to us and subsisting at the date hereof.

3.	Based upon the assumptions and our reliance upon the matters stated in paragraphs 1 and 2 hereof, and subject to the qualifications and other matters set out in paragraphs 4 to 10 hereof, it is our opinion that insofar as the law of Scotland is concerned:-

(a)	Each Scottish Company, except for NTL Glasgow, is a private company, duly incorporated and validly existing with limited liability under the law of Scotland. NTL Glasgow is a company duly incorporated and validly existing with unlimited liability under the law of Scotland;

(b)	Each Scottish Company has the corporate power and authority to execute and deliver the Documents and perform its obligations threunder; and

(c)	The Documents have been duly executed and delivered by each of the relevant Scottish Companies in accordance with its Constitutive Documents and the Resolutions.

4.	In relation to the Documents generally:-

(a)	Creditors’ Rights The obligations of each of the Scottish Companies are subject to all laws affecting creditors generally, including those limiting or modifying rights and obligations on bankruptcy, insolvency, liquidation, administration, reorganisation or otherwise, and whether under statute or the general law;

(b)

Remedies Certain remedies, such as an order for specific implement or the grant of an interim interdict, may be available only at the discretion of the Scottish Courts. The remedy of specific implement will not be granted in respect of an obligation to pay money or where damages will adequately compensate for the loss, or where performance is impossible or is not capable of enforcement by the Scottish Courts, or if it might otherwise lead to injustice;

(c)	Claims Claims of a creditor in an obligation may be or become subject to the operation of rules of prescription or to defences of counterclaim or balancing of accounts in bankruptcy or to pleas of retention, set-off or compensation;

(d)	Penalty Payments Provisions in the Documents relating to default interest and prepayment fees may amount to penalties under Scots law and as a consequence may not be recoverable;

(e)	Personal Bar The enforceability of any provision of a Document is subject to the doctrines of personal bar, acquiescence, waiver and rei interventus as statutorily re-enacted in the Requirements of Writing (Scotland) Act 1995 (as amended from time to time). Rei interventus is an example of personal bar and operates where one party to a purported agreement has been permitted to act in such a way by the other party so that the actings of the former party may be enough to bind the latter party to the agreement, even if the agreement turns out to be defective in some way;

(f)	Freedom of Action A Scottish Court (i) might not treat as conclusive those certificates and determinations which the Documents states are to be so treated; and (ii) might require a party to exercise any discretion vested in it objectively and reasonably. The effectiveness of any provision excluding or limiting a party’s liability for any obligation or duty otherwise owed is limited by law;

(g)	Interpretation No opinion is expressed as to the exact interpretation which will be placed on any particular wording in a Document by a Scottish Court;

(h)	Litigation Costs The Scottish Courts do not necessarily give full effect to an indemnity for the costs of litigation;

(i)	Stay of Proceedings A Scottish Court may stay proceedings if concurrent proceedings are brought elsewhere;

(j)	Foreign Currency Claims Scottish Courts may be prepared to render judgments for a monetary amount in foreign currencies but the judgment may be converted into Sterling for enforcement purposes. Foreign currency amounts claimed in a Scottish liquidation must be converted into Sterling at the rate prevailing at the commencement of the liquidation;

(k)	Controlled Parties If a party to any of the Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions, then the obligations of the other parties to the Document in question to that party may be unenforceable or void;

(I)	Enforcement We express no opinion as to the validity or enforceability of any of the Documents to which each of the Scottish Companies is a party nor as to the effectiveness, validity, enforceability or perfection or registration requirements of or in respect of the Documents granted by each of the Scottish Companies;

(m)	Regulatory Approvals No opinion is expressed as to whether it is necessary or desirable for any consent or approval pursuant to Telecommunications and Cable Laws or any other governmental or regulatory body to be obtained for the execution, delivery, performance or enforcement of the Documents or as to the effect, the performance or enforcement of the Documents might have on any licence, concession, franchise or other right granted by such a body;

(n)	Monies Held on Trust Any obligations imposed upon any party to the Documents to hold certain moneys receivable on trust for another party pursuant to the Documents may constitute a charge which may require to be registered in accordance with the Companies Act 2006 (as amended from time to time), no such charge is intended to be so registered;

(o)	Trust No opinion is given as to the enforceability or effectiveness of any purported declaration of trust in any of the Documents; and

(p)	Variations The Scottish Courts have the power, on an application to that effect, to vary the terms of each of the Documents on the basis that it fails to express accurately the common intention of the parties as at the date such Document was granted.

5.	It should be noted in relation to the Documents that:-

(a)	Title We express no opinion as to the title of any person to any asset or right to which an obligation relates or as to the availability of any consents from any third parties required to enable any dealing with such asset or right to take place;

(b)	Deposit of Deeds The deposit of any title deeds or other documents with the Trustee or any bank pursuant to the Documents would not of itself result in the creation of a right in security;

(c)	Powers of Attorney Powers conferred on any person in a Document as a mandatory or an attorney may not be exercisable in competition with creditors rights or in the event of an insolvency of the grantor; and

(d)	Charges We express no opinion as to the existence of any security interests.

6.	This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

7.	We cannot and do not offer any opinion on whether the acceptance of each Scottish Company’s obligations under the Documents or the execution and performance thereof will result in the breach of or infringe any other agreement or document entered into or binding on such Scottish Company.

8.	We have not given any advice and cannot and do not offer any opinion whatsoever as to the commercial nature of the transactions contemplated by or related to the Documents. We have not given any advice and cannot and do not offer any opinion whatsoever on the question whether the terms of the Documents and the arrangements effected thereby achieve for each Scottish Company, the Trustee or any other person any particular accounting, tax or regulatory treatment.

9.	This Opinion shall be governed by and construed in accordance with the law of Scotland and shall not extend to any other matter other than as expressly set out in this letter. The parties hereto submit to the exclusive jurisdiction of the Scottish courts.

10.	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement in Form S-4 filed with the US Securities and Exchange Commission on the date hereof by the Issuer (the “Registration Statement”) and to the reference to this firm under the caption “Legal Maters” in the prospectus that is included in that Registration Statement. In giving this consent, we do hereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act 1933.

Yours faithfully

/s/ Gateley (Scotland) LLP